January 1, 2016

Aston Funds

120 North LaSalle Street, 25th Floor

Chicago, IL 60602

Re:	Expense Limitation Agreement between Aston Funds and Aston Asset Management, LLC dated May 30, 2014 (the “Expense Limitation Agreement”)

Ladies and Gentlemen:

Pursuant to Section 4.4 of the Expense Limitation Agreement, we are hereby requesting to amend and restate Schedule A to the Expense Limitation Agreement to amend the expense limitation for ASTON/Cornerstone Large Cap Value Fund. Attached hereto is an Amended and Restated Schedule A to the Expense Limitation Agreement.

By acknowledging below, you agree to the Amended and Restated Schedule A to the Expense Limitation Agreement in its entirety as attached hereto.

ASTON ASSET MANAGEMENT, LLC

By:	/s/ Gerald F. Dillenburg
Name:	Gerald F. Dillenburg
Its:	Chief Compliance Officer

Accepted this 1st day of January, 2016

ASTON FUNDS

By:	/s/ Gerald F. Dillenburg
Name:	Gerald F. Dillenburg
Its:	Senior Vice President

SCHEDULE A

Fund	Current Term	Class N	Class I

ASTON/Cornerstone Large Cap Value Fund	February 28, 2015	1.14%	0.89%

ASTON/Harrison Street Real Estate Fund	February 28, 2015	1.37%	1.12%

ASTON/Montag & Caldwell Balanced Fund	February 28, 2015	1.35%	1.10%

ASTON/River Road Dividend All Cap Value Fund	February 28, 2015	1.30%	1.05%

ASTON/TCH Fixed Income Fund	February 28, 2015	0.94%	0.69%

Amended and Restated January 1, 2016